Filed Pursuant to Rule 424(b)(2)
SEC File No. 333-237052

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
0.142% Notes due 2024	$1,678,350,000	100.000%	$1,678,350,000	$217,849.83
0.524% Notes due 2028	$1,118,900,000	100.000%	$1,118,900,000	$145,233.22
0.835% Notes due 2032	$1,118,900,000	100.000%	$1,118,900,000	$145,233.22
1.408% Notes due 2039	$1,118,900,000	100.000%	$1,118,900,000	$145,233.22

(1)

€1,500,000,000 aggregate principal amount of 0.142% Notes due 2024, €1,000,000,000 aggregate principal amount of 0.524% Notes due 2028, €1,000,000,000 aggregate principal amount of 0.835% Notes due 2032 and €1,000,000,000 aggregate principal amount of 1.408% Notes due 2039 will be issued. Each of the Amount to be Registered and the Proposed Maximum Aggregate Offering Price is based on the latest euro/U.S. dollar exchange rate of €1.00/U.S. $1.1189 announced by the Federal Reserve Bank of New York on June 22, 2020.

(2)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended. The total registration fee due for this offering is $653,549.49.

Prospectus supplement

(To prospectus dated March 10, 2020)

€4,500,000,000

Exxon Mobil Corporation

€1,500,000,000 0.142% Notes due 2024

€1,000,000,000 0.524% Notes due 2028

€1,000,000,000 0.835% Notes due 2032

€1,000,000,000 1.408% Notes due 2039

Each of the 0.142% Notes due 2024 (the “2024 Notes”), the 0.524% Notes due 2028 (the “2028 Notes”), the 0.835% Notes due 2032 (the “2032 Notes”) and the 1.408% Notes due 2039 (the “2039 Notes” and, together with the 2024 Notes, the 2028 Notes and the 2032 Notes, the “Notes”) is an issue of the debt securities described in the accompanying prospectus.

Interest on the 2024 Notes, the 2028 Notes, the 2032 Notes and the 2039 Notes is payable annually in arrears on June 26 of each year, commencing on June 26, 2021.

The 2024 Notes mature on June 26, 2024, the 2028 Notes mature on June 26, 2028, the 2032 Notes mature on June 26, 2032 and the 2039 Notes mature on June 26, 2039.

We may redeem any or all of the Notes of each series at any time and from time to time at the redemption prices described under the headings “Description of Notes—Optional redemption of the 2024 Notes,” “Description of Notes—Optional redemption of the 2028 Notes,” “Description of Notes—Optional redemption of the 2032 Notes” and “Description of Notes—Optional redemption of the 2039 Notes.” We may also redeem all but not part of the Notes of each series in the event of certain developments affecting United States taxation as a result of which we become obligated to pay additional amounts on the Notes as described under the heading “Description of Notes—Payment of additional amounts.” See “Description of Notes—Redemption for tax reasons.”

The Notes of each series will be issued only in registered form in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.

Investing in the Notes involves certain risks. See “Risk Factors” on page S-7.

The Notes will be our general unsecured obligations and will rank equally in right of payment with all of our other existing and future unsecured and unsubordinated debt from time to time outstanding.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discounts and Commissions	Proceeds, Before Expenses, to Us
Per 2024 Note	100.000%	0.100%	99.900%
Total	€1,500,000,000	€1,500,000	€1,498,500,000
Per 2028 Note	100.000%	0.160%	99.840%
Total	€1,000,000,000	€1,600,000	€998,400,000
Per 2032 Note	100.000%	0.200%	99.800%
Total	€1,000,000,000	€2,000,000	€998,000,000
Per 2039 Note	100.000%	0.280%	99.720%
Total	€1,000,000,000	€2,800,000	€997,200,000

(1)	Plus accrued interest, if any, from June 26, 2020.

We intend to apply to list the Notes of each series on the New York Stock Exchange or another recognized securities exchange; however, there can be no assurance that the Notes will be so listed by the time the Notes are delivered to purchasers or that such listing will be maintained or granted at all. Currently, there is no public market for the Notes. We have been advised that the underwriters currently intend to make a market in the Notes of each series. However, they are not obligated to do so and they may discontinue market making activities at any time without notice. See “Underwriting.”

We expect that delivery of the Notes will be made to investors in book-entry form through the facilities of Clearstream Banking S.A. and Euroclear Bank SA/NV, as operator of the Euroclear System, on or about June 26, 2020, which will be the third business day following the date of pricing of the Notes (such settlement cycle being referred to as “T+3”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market are generally required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date hereof will be required, by virtue of the fact that the Notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Joint Book-Running Managers

Barclays	Deutsche Bank	HSBC	Société Générale Corporate & Investment Banking

BNP PARIBAS	BofA Securities	Citigroup	J.P. Morgan

Co-Managers

Banca IMI	Crédit Agricole CIB	Goldman Sachs & Co. LLC	Loop Capital Markets	Mizuho Securities	Morgan Stanley	RBC Capital Markets

Santander	Scotiabank	Siebert Williams Shank	SMBC Nikko	Standard Bank	Standard Chartered Bank	US Bancorp	Wells Fargo Securities

June 23, 2020

We have not, and the underwriters have not, authorized anyone to provide any information other than that contained in this prospectus supplement or the accompanying prospectus or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained or incorporated by reference in this prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus supplement or that the information contained or incorporated by reference in the accompanying prospectus is accurate as of any date other than the date on the front cover of such document.

The terms “ExxonMobil,” “the Company,” “we,” “us” and “our” refer to Exxon Mobil Corporation and its subsidiaries, unless otherwise stated or the context otherwise requires. However, in the “Description of Notes” section of this prospectus supplement and the “Description of Debt Securities” section of the accompanying prospectus, references to “the Company,” “we,” “us” and “our” are to Exxon Mobil Corporation only and not to any of its subsidiaries.

IN CONNECTION WITH THIS OFFERING, BARCLAYS BANK PLC AS STABILIZING MANAGER (OR PERSONS ACTING ON ITS BEHALF) MAY OVER-ALLOT THE NOTES OR EFFECT TRANSACTIONS WITH A VIEW TO SUPPORTING THE MARKET PRICE OF THE NOTES AT A LEVEL HIGHER THAN THAT WHICH MIGHT OTHERWISE PREVAIL. THIS STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. THERE IS NO ASSURANCE THAT THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) WILL UNDERTAKE ANY STABILIZATION ACTION. ANY STABILIZATION ACTION MAY BEGIN ON OR AFTER THE DATE ON WHICH ADEQUATE PUBLIC DISCLOSURE OF THE TERMS OF THE OFFER OF THE NOTES IS MADE AND, IF BEGUN, MAY BE ENDED AT ANY TIME, BUT IT MUST END NO LATER THAN THE EARLIER OF 30 CALENDAR DAYS AFTER THE ISSUE DATE OF THE NOTES AND NO LATER THAN 60 DAYS AFTER THE DATE OF THE ALLOTMENT OF THE NOTES. ANY STABILIZATION ACTION OR OVER-ALLOTMENT MUST BE CONDUCTED BY THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) IN ACCORDANCE WITH ALL APPLICABLE LAWS AND RULES.

ANY OF THESE ACTIVITIES MAY HAVE THE EFFECT OF PREVENTING OR RETARDING A DECLINE IN THE MARKET PRICE OF THE NOTES. THEY MAY ALSO CAUSE THE PRICE OF THE NOTES TO BE HIGHER THAN THE PRICE THAT OTHERWISE WOULD EXIST IN THE OPEN MARKET IN THE ABSENCE OF THESE TRANSACTIONS. THE UNDERWRITERS MAY CONDUCT THESE TRANSACTIONS IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. IF THE UNDERWRITERS COMMENCE ANY OF THESE TRANSACTIONS, THEY MAY DISCONTINUE THEM AT ANY TIME.

The distribution of this prospectus supplement and accompanying prospectus and the offering of the Notes in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus come should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See “Underwriting—Selling restrictions.”

MiFID II product governance / Professional investors and ECPs only target market

Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is eligible counterparties and professional clients only, each as defined in Directive 2014/65/EU (as amended, “MiFID II”); and (ii) all channels for distribution of the Notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

PRIIPs Regulation / Prohibition of sales to EEA and United Kingdom retail investors

The Notes are not intended to be offered or sold to and should not be offered or sold to any retail investor in the European Economic Area (“EEA”) or in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of MiFID II; or (ii) a customer within the meaning of Directive 2002/92/EC (as amended or superseded, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II. No key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling any in scope instrument or otherwise making such instruments available to retail investors in the EEA or in the United Kingdom has been prepared. Offering or selling the Notes or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful.

Singapore Securities and Futures Act Product Classification

Solely for the purposes of our obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA), that the Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

ABOUT THIS PROSPECTUS SUPPLEMENT

This document has two parts. The first part consists of this prospectus supplement, which describes the specific terms of this offering and the Notes offered. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. This prospectus supplement and the accompanying prospectus also incorporate by reference certain documents that are described under “Where You Can Find More Information and Incorporation by Reference.” If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Before purchasing any Notes, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Where You Can Find More Information and Incorporation by Reference” in this prospectus supplement.

References herein to “$” and “dollars” are to the currency of the United States. References herein to “€” and “Euro” are to the lawful currency of the member states of the European Monetary Union that have adopted the Euro as their currency.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

Statements related to outlooks, projections, goals, targets, descriptions of strategic plans and objectives, and other statements of future events or conditions are forward-looking statements. Actual future results, including financial and operating performance, the impact of the COVID-19 pandemic on results; planned capital and cash operating expense reductions; total capital expenditures and mix; cash flow, dividend and shareholder returns; business and project plans, timing, costs and capacities; resource recoveries and production rates; accounting effects resulting from market developments and ExxonMobil’s responsive actions; and the impact of new technologies, including to increase capital efficiency and production and to reduce greenhouse gas emissions, could differ materially due to a number of factors. These include global or regional changes in the supply and demand for oil, natural gas, petrochemicals, and feedstocks and other market conditions that impact prices and differentials; the outcome of government policies and actions, including actions taken to address COVID-19 and to maintain the functioning of national and global economies and markets; the impact of company actions to protect the health and safety of employees, vendors, customers, and communities; actions of competitors and commercial counterparties; the ability to access short- and long-term debt markets on a timely and affordable basis; the severity, length and ultimate impact of COVID-19 on people and economies; reservoir performance; the outcome of exploration projects and timely completion of development and construction projects; changes in law, taxes, or regulation including environmental regulations, and timely granting of governmental permits; war, trade agreements and patterns, shipping blockades or harassment, and other political or security disturbances; opportunities for and regulatory approval of potential investments or divestments; the actions of competitors; the capture of efficiencies between business lines; unforeseen technical or operating difficulties; unexpected technological developments; the ability to bring new technologies to commercial scale on a cost-competitive basis, including large-scale hydraulic fracturing projects; general economic conditions including the occurrence and duration of economic recessions; the results of research programs; and other factors discussed in Item 1A of ExxonMobil’s 2019 Form 10-K. We assume no duty to update these statements as of any future date.

SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. This summary does not contain all of the information that you should consider before deciding to invest in the Notes. You should carefully read this entire prospectus supplement and the accompanying prospectus, including the information incorporated by reference. See “Risk Factors.”

The Company

Exxon Mobil Corporation was incorporated in the State of New Jersey in 1882. Divisions and affiliated companies of ExxonMobil operate or market products in the United States and most other countries of the world. Their principal business involves exploration for, and production of, crude oil and natural gas and manufacture, trade, transport and sale of crude oil, natural gas, petroleum products, petrochemicals and a wide variety of specialty products. Affiliates of ExxonMobil conduct extensive research programs in support of these businesses.

Our principal offices are located at 5959 Las Colinas Boulevard, Irving, Texas, 75039-2298, and our telephone number is (972) 940-6000. We maintain a website at exxonmobil.com where general information about us is available. We are not incorporating the contents of the website into this prospectus supplement or the accompanying prospectus.

The Offering

Issuer	Exxon Mobil Corporation

Securities	€1,500,000,000 aggregate principal amount of 0.142% Notes due 2024

€1,000,000,000 aggregate principal amount of 0.524% Notes due 2028

€1,000,000,000 aggregate principal amount of 0.835% Notes due 2032

€1,000,000,000 aggregate principal amount of 1.408% Notes due 2039

Maturity Date	June 26, 2024, in the case of the 2024 Notes

June 26, 2028, in the case of the 2028 Notes

June 26, 2032, in the case of the 2032 Notes

June 26, 2039, in the case of the 2039 Notes

Interest rate	0.142% per annum, in the case of the 2024 Notes

0.524% per annum, in the case of the 2028 Notes

0.835% per annum, in the case of the 2032 Notes

1.408% per annum, in the case of the 2039 Notes

Interest payment dates	Interest on the Notes of each series will accrue from June 26, 2020 and will be payable annually in arrears on June 26 each year, beginning on June 26, 2021.

Record dates	Interest on the Notes of each series will be paid to holders of record at the close of business on the record date for the interest payment. The regular record dates for the Notes of each series will be the close of business (in the relevant Clearing System) on the Clearing System Business Day immediately preceding each interest payment date (or, if the Notes are held in definitive form, the 15th calendar day preceding each interest payment date, whether or not a business day). See “Description of Notes—Payments and paying agents.”

Ranking	The Notes of each series will be our general unsecured and unsubordinated obligations and will rank equally in right of payment with all of our other existing and future unsecured and unsubordinated debt from time to time outstanding.

No prior market; Listing	The Notes of each series are new securities and there is currently no established trading market for the Notes. Although the underwriters have informed us that they intend to make a market in the Notes, they are not obligated to do so and they may discontinue market making activities at any time without notice. Accordingly, we cannot assure you that a liquid market for the Notes will develop or be maintained.

We intend to apply to list the Notes of each series on the New York Stock Exchange or another recognized securities exchange; however, there can be no assurance that the Notes will be so listed by the time the Notes are delivered to purchasers or that such listing will be maintained or granted at all. See “Underwriting.”

Currency of Payment	Purchasers of the Notes in this offering will be required to pay for the Notes in Euros. All payments of interest and principal, including payments made upon any redemption of the Notes, will also be made in Euros.

If the Euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the Euro is no longer being used by the then member states of the European Monetary Union that have adopted the Euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in dollars until the Euro is again available to us or so used. See “Risk Factors.”

Optional redemption of the 2024 Notes	We may redeem any or all of the 2024 Notes at our option at any time prior to May 26, 2024 (one month before maturity), at a redemption price equal to the greater of:

•	100% of the principal amount of the 2024 Notes being redeemed; or

•

the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption), discounted to their present value as of such date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)) (as defined herein) at the applicable Comparable Government Bond Rate (as defined herein), plus 15 basis points.

We may redeem any or all of the 2024 Notes on or after May 26, 2024 (one month before maturity), at a redemption price equal to 100% of the principal amount of the 2024 Notes being redeemed on the redemption date. We will also pay the accrued and unpaid interest on the 2024 Notes to the redemption date. See “Description of Notes-Optional redemption of the 2024 Notes.”

Optional redemption of the 2028 Notes	We may redeem any or all of the 2028 Notes at our option at any time prior to March 26, 2028 (three months before maturity), at a redemption price equal to the greater of:

•	100% of the principal amount of the 2028 Notes being redeemed; or

•

the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption), discounted to their present value as of such date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate, plus 20 basis points.

We may redeem any or all of the 2028 Notes on or after March 26, 2028 (three months before maturity), at a redemption price equal to 100% of the principal amount of the 2028 Notes being redeemed on the redemption date. We will also pay the accrued and unpaid interest on the 2028 Notes to the redemption date. See “Description of Notes—Optional redemption of the 2028 Notes.”

Optional redemption of the 2032 Notes	We may redeem any or all of the 2032 Notes at our option at any time prior to March 26, 2032 (three months before maturity), at a redemption price equal to the greater of:

•	100% of the principal amount of the 2032 Notes being redeemed; or

•

the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption), discounted to their present value as of such date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate, plus 20 basis points.

We may redeem any or all of the 2032 Notes on or after March 26, 2032 (three months before maturity), at a redemption price equal to 100% of the principal amount of the 2032 Notes being redeemed on the redemption date. We will also pay the accrued and unpaid interest on the 2032 Notes to the redemption date. See “Description of Notes—Optional redemption of the 2032 Notes.”

Optional redemption of the 2039 Notes	We may redeem any or all of the 2039 Notes at our option at any time prior to December 26, 2038 (six months before maturity), at a redemption price equal to the greater of:

•	100% of the principal amount of the 2039 Notes being redeemed; or

•

the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption), discounted to their present value as of such date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate, plus 25 basis points.

We may redeem any or all of the 2039 Notes on or after December 26, 2038 (six months before maturity), at a redemption price equal to 100% of the principal amount of the 2039 Notes being redeemed on the redemption date. We will also pay the accrued and unpaid interest on the 2039 Notes to the redemption date. See “Description of Notes—Optional redemption of the 2039 Notes.”

Redemption for Tax Reasons	We may redeem all but not part of the Notes of each series if, as a result of certain developments affecting United States taxation, we become obligated to pay additional amounts on the Notes of the applicable series as described under the heading “Description of Notes—Payment of Additional Amounts.” This redemption would be at 100% of the principal amount of the Notes to be redeemed, together with accrued and unpaid interest on such Notes to the date fixed for redemption. See “Description of Notes— Redemption for tax reasons.”

Further issuances	We may from time to time, without notice to or the consent of the holders of a series of the Notes, create and issue additional debt securities having the same terms (except for the issue date, the public offering price and the first interest payment date) and ranking equally and ratably with such series of the Notes, in all respects, as described under “Description of Notes—General terms of the Notes.”

Denomination and form	We will issue the Notes of each series in the form of one or more global securities registered in the name of the common depositary (or its nominee) for, and deposited with, Clearstream Banking S.A. in Luxembourg (“Clearstream Luxembourg”) and/or Euroclear Bank SA/NV (“Euroclear” and, together with Clearstream Luxembourg, the “Clearing Systems”). Except in the limited circumstances described in the accompanying prospectus, owners of beneficial interests in the Notes will not be entitled to have Notes registered in their names, will not receive or be entitled to receive Notes in definitive form and will not be considered holders of Notes under the indenture. The Notes will be issued only in denominations of €100,000 and integral multiples of €1,000 in excess thereof. See “Description of Notes—Book-entry, clearance and settlement.”

Trading through Clearstream Luxembourg and Euroclear	Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between Clearstream Luxembourg customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds. See “Description of Notes—Book-entry, clearance and settlement.”

Trustee and Paying Agent	Deutsche Bank Trust Company Americas will act as the trustee and as the initial paying agent for the Notes of each series.

Governing law	State of New York

RISK FACTORS

Investing in the Notes involves risks. You should carefully consider all the information set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein before deciding to invest in the Notes. In particular, we urge you to consider carefully the risk factors set forth under the heading “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 incorporated by reference into this prospectus supplement and the accompanying prospectus.

The risk factors that are incorporated by reference into this prospectus supplement and the accompanying prospectus, including those risk factors in respect of commodity supply and demand and public health, encompass, among other things, current market conditions of production oversupply as well as demand reduction due to the COVID-19 pandemic which has led to a significant decrease in commodity prices. Our future business results, including cash flows and financing needs, will be affected by the extent and duration of these conditions and the effectiveness of responsive actions that we and others take, including our actions to reduce capital and operating expenses and government actions to address the COVID-19 pandemic, as well as any resulting impact on national and global economies and markets. At this time, it is difficult to predict the timing of any resolution of the current supply imbalances and the ultimate impact of COVID-19, and we continue to monitor market developments and evaluate the impacts of decreased demand on our production levels, as well as impacts on project development and future production.

An investment in the Notes by a noteholder whose home currency is not the Euro entails significant risks.

The Notes are denominated in Euros, and any payments of principal and interest in respect of the Notes are payable in Euros. If the Euro is not the currency of the country in which you are a resident or the currency in which you primarily conduct your business or activities (in each case, the “home currency”), an investment in the Notes entails significant risks not associated with a similar investment in a security denominated in the home currency. These risks include the possibility of (i) significant changes in exchange rates between the home currency and the Euro, (ii) the imposition or modification of foreign exchange controls with respect to the Euro and (iii) tax consequences as a result of any foreign exchange gains or losses resulting from an investment in the Notes. These risks generally depend on factors over which we have no control, such as economic, financial and political events and the supply of and demand for the relevant currencies that are important in determining the existence, magnitude and longevity of these risks and their results.

In recent years, rates of exchange between the Euro, on the one hand, and certain currencies, on the other, have been highly volatile, and you should be aware that volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past, however, are not necessarily indicative of fluctuations in the rate that may occur in the future, during the term of the Notes. Depreciation of the Euro against the home currency would result in a decrease in the effective yield of the Notes below the coupon rate and, in certain circumstances, could result in a loss to you on a home currency basis. If you are a beneficial owner of the Notes subject to U.S. federal income tax, see “Material U.S. Federal Income Tax Considerations” for certain U.S. federal income tax consequences related to the Notes being denominated in Euros.

In a lawsuit for payment on the Notes, you may bear currency exchange risk.

U.S. federal or state courts rendering a judgment on the Notes may be unable to enter judgment in any currency except in U.S. dollars. The indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York. A New York state statute presently in effect would require a New York state court hearing such a lawsuit to render its decision or award in Euros. The judgment entered on that award, however, will be denominated in U.S. dollars, and converted at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on the Notes, you would bear currency exchange risk until a New York state court judgment is entered, which may take a substantial amount of time. A federal court sitting in New York with diversity jurisdiction over a dispute arising in connection with the Notes would apply the foregoing New York law. Moreover, in courts outside of New York, investors may not be able to obtain a judgment in a currency other than U.S. dollars. For example, a judgment for money in an action based on the Notes in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of Euros into U.S. dollars would depend upon various factors, including which court renders the judgment and when the judgment is rendered. Accordingly, in a lawsuit for payment on the Notes, investors may bear currency exchange risk, which could be material.

The Notes require us to make payments in dollars if we are unable to obtain Euros.

If the Euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the Euro is no longer being used by the then member states of the European Monetary Union that have adopted the Euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in dollars until the Euro is again available to us or so used. The amount payable on any date in Euros will be converted into dollars on the basis of the then most recently available market exchange rate for Euros. Any payment in respect of the Notes so made in dollars will not constitute an event of default under the Notes or the indenture governing the Notes.

The Notes will be represented by one or more global securities that will be deposited with a common depositary for Clearstream Luxembourg and/or Euroclear and registered in the name of such common depositary or its nominee and, therefore, you will have to rely on their procedures for transfer, payment and communication with us.

The Notes will be represented by one or more global securities that will be deposited with a common depositary for Clearstream Luxembourg and/or Euroclear and registered in the name of such common depositary or its nominee. Except in certain limited circumstances described in the global securities, you will not be entitled to receive definitive certificated securities in exchange for interests in the global securities. While the Notes are represented by the global securities, you will be able to trade their beneficial interests only through Clearstream Luxembourg and/or Euroclear.

We will discharge our payment obligations under the Notes by making payments to or to the order of the common depositary for Clearstream Luxembourg and/or Euroclear. Thereafter, such payments will be credited to Euroclear and Clearstream Luxembourg participants’ accounts that hold book-entry interests in the securities in global form and credited by such participants to indirect participants. A holder of a beneficial interest in a global security must rely on the procedures of Clearstream Luxembourg and/ or Euroclear to receive payments under the Notes and, if such holder is not a participant in Euroclear and/or Clearstream Luxembourg, must rely on the procedures of the participant through which it owns its interest, to exercise any rights and obligations of a holder of the Notes. We, the trustee and the paying agent have no responsibility or liability for the records relating to, or payments made in respect of, beneficial interests in the global securities.

Holders of beneficial interests in the global securities will not have a direct right to vote in respect of the Notes. Instead, such holders will be permitted to act directly only to the extent that they are enabled in accordance with the procedures of Clearstream Luxembourg and/or Euroclear to appoint appropriate proxies. There can be no assurance that procedures implemented for the granting of such proxies will be sufficient to enable you to vote on any requested actions on a timely basis.

Similarly, upon the occurrence of an event of default under the indenture, if you own a book entry interest, you will be restricted to acting through Euroclear or Clearstream Luxembourg. We cannot assure you that the procedures to be implemented through Euroclear or Clearstream Luxembourg will be adequate to ensure the timely exercise of rights under the Notes.

Trading in the Clearing Systems is subject to minimum denomination requirements.

The Notes will be issued only in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. It is possible that the Clearing Systems may process trades which could result in amounts being held in denominations smaller than the minimum denominations. If definitive certificated securities are required to be issued in relation to such Notes in accordance with the provisions of the relevant global securities, a holder that does not have at least the minimum denomination or any integral multiple of €1,000 in excess thereof in its account with the relevant Clearing System at the relevant time may not receive its entitlement in the form of definitive certificated securities unless and until such time as its holding satisfies the minimum denomination requirement. If Notes are issued in certificated form, holders should be aware that definitive notes that have a denomination that is less than the minimum denomination or not in an integral multiple of €1,000 in excess thereof may be illiquid and difficult to trade.

CURRENCY CONVERSION

The Notes are denominated in Euros, and any payments of principal and interest in respect of the Notes of each series are payable in Euros.

On June 22, 2020, the latest noon buying rate in The City of New York for cable transfers of Euros as certified for customs purposes by the Federal Reserve Bank of New York was €1.00/$1.1189.

Investors will be subject to foreign exchange risks as to any payments of principal and interest in respect of the Notes that may have important economic and tax consequences to them. See “Risk Factors” beginning on page S-7.

Any information provided in this prospectus supplement concerning exchange rates is provided as a matter of information only and you should not regard such information as indicative of the range of, or trends in, fluctuations in currency exchange rates that may occur in the future.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of the Notes will be approximately €4,486 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from the sale of the Notes for general corporate purposes, including, but not limited to, refinancing a portion of our existing commercial paper borrowings, funding for working capital, acquisitions, capital expenditures and other business opportunities. As of March 31, 2020, our commercial paper bore interest at an average rate of 1.7591% per annum and was incurred to finance working capital needs. We may temporarily invest funds that are not immediately needed for these purposes in short-term investments, including, but not limited to, marketable securities. On April 15, 2020, we issued $9.5 billion of long-term debt, increasing our cash position to approximately $18 billion. At such time, our commercial paper balance remained roughly flat from March 31, 2020, with approximately $24 billion outstanding.

DESCRIPTION OF NOTES

The Notes will be issued under an indenture, dated as of March 20, 2014, between ExxonMobil and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as supplemented by (x) a supplemental indenture, to be dated as of the settlement date, between ExxonMobil and the Trustee, and (y) an officer’s certificate of certain authorized officers of ExxonMobil setting forth the final terms of the Notes of each series, to be dated as of the settlement date (together, the “Indenture”).

The following description of the particular terms of the Notes of each series offered by this prospectus supplement augments, and, to the extent inconsistent, replaces the description of the general terms and provisions of the debt securities under “Description of Debt Securities” in the accompanying prospectus. The following discussion summarizes selected provisions of the Indenture. Because this is only a summary, it is not complete and does not describe every aspect of the Notes and the Indenture. Whenever there is a reference to defined terms of the Indenture, the statement is qualified in its entirety to such ascribed definition.

A copy of the Indenture can be obtained by following the instructions under the heading “Where You Can Find More Information and Incorporation by Reference.” You should read the Indenture for provisions that may be important to you but which are not included in this summary.

General terms of the Notes

The 2024 Notes will mature on June 26, 2024 at 100% of their principal amount, the 2028 Notes will mature on June 26, 2028 at 100% of their principal amount, the 2032 Notes will mature on June 26, 2032 at 100% of their principal amount and the 2039 Notes will mature on June 26, 2039 at 100% of their principal amount. The Notes will be our general unsecured and unsubordinated obligations and will rank on parity with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. The Notes will be effectively subordinated to all liabilities of our subsidiaries, including trade payables. See Note 6, Additional Working Capital Information and Note 14, Long-Term Debt to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, each incorporated by reference herein, as well as “Use of Proceeds” above, for additional detail about our debt and financing arrangements.

The Indenture does not limit the amount of notes, debentures or other evidences of indebtedness that we may issue under the Indenture and provides that notes, debentures or other evidences of indebtedness may be issued from time to time in one or more series. The 2024 Notes, the 2028 Notes, the 2032 Notes and the 2039 Notes will each constitute a separate series of securities under the Indenture.

We may from time to time, without giving notice to or seeking the consent of the holders of a series of the Notes, issue securities having the same ranking and the same interest rate, maturity and other terms as such series of the Notes other than issue date, issue price and the payment of interest accruing prior to the issue date of the additional securities, provided that if such additional securities are not fungible with the then-outstanding Notes for U.S. federal income tax purposes, the additional securities shall have a separate CUSIP, ISIN, common code or other identifying number, as applicable. Any additional securities having such similar terms, together with the relevant series of the Notes, will constitute a single series of securities under the Indenture. The provisions of the Indenture relating to defeasance and discharge will apply to the Notes. See “—Defeasance and discharge” below.

Any payment otherwise required to be made in respect of the Notes on a date that is not a business day for the Notes may be made on the next succeeding business day with the same force and effect as if made on that date. No additional interest shall accrue as a result of a delayed payment. A “business day” means (a) each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New

York City or London, United Kingdom (or other place of payment of the principal of and interest on the Notes as specified pursuant to the Indenture) are authorized or obligated by law or executive order to close and (b) a day on which commercial banking institutions are open for business and carrying out transactions in Euros in the country in which the paying agent has its specified office and is a day on which the Trans-European Automated Real Time Gross Settlement Express Transfer System is operating. Principal and interest will be payable in accordance with the provisions set forth under “—Payments and paying agents” below.

The Notes will be issued only in fully registered form without coupons in denominations of €100,000 and any integral multiples of €1,000 in excess thereof. No service charge will be made for any transfer or exchange of the Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. The Notes of each series will be represented by one or more global securities registered in the name of a nominee of the common depositary for the accounts of Clearstream Luxembourg and Euroclear. The Notes will be available only in book entry form. See “—Book-entry, clearance and settlement” below and “Forms of Debt Securities—Registered global securities” in the accompanying prospectus.

We will initially appoint Deutsche Bank Trust Company Americas to act as paying agent, transfer agent and registrar for the Notes. Deutsche Bank AG, London Branch, an affiliate of the Trustee, will initially serve as common depositary for Euroclear and Clearstream Luxembourg (each as defined below). The term “paying agent” shall include Deutsche Bank Trust Company Americas and any successors appointed from time to time in accordance with the provisions of the Indenture. We will cause each transfer agent to act as a co-registrar and will cause to be kept at the office of the registrar a register in which, subject to such reasonable regulations as we may prescribe, we will provide for the registration of the Notes and registration of transfers of the Notes. We may vary or terminate the appointment of the paying agent or any transfer agent, or appoint additional or other such agents or approve any change in the office through which any such agent acts. We will provide you with notice of any resignation, termination or appointment of the Trustee or paying agent or any transfer agent, and of any change in the office through which any such agent will act.

We intend to apply to list the Notes of each series on the New York Stock Exchange or another recognized securities exchange; however, there can be no assurance that the Notes will be so listed by the time the Notes are delivered to purchasers or that such listing will be maintained or granted at all.

Interest on the Notes

The 2024 Notes will bear interest at the rate per annum of 0.142%, the 2028 Notes will bear interest at the rate per annum of 0.524%, the 2032 Notes will bear interest at the rate per annum of 0.835% and the 2039 Notes will bear interest at the rate per annum of 1.408%, each from June 26, 2020 and in each case payable annually in arrears on June 26 of each year, commencing on June 26, 2021. We will make each interest payment in accordance with the provisions set forth under “—Payments and paying agents” below.

Interest on the Notes of each series will accrue from the date of original issuance or, if interest has already been paid or duly provided for, from the date it was most recently paid or duly provided for. Interest on the Notes of each series will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes of such series (or from June 26, 2020, if no interest has been paid on the Notes of such series), to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.

Issuance in Euro

Initial holders will be required to pay for the Notes in Euros, and all payments of interest and principal, including payments made upon any redemption of the Notes of a series, will be payable in Euros. If, on or after the date of this prospectus supplement, the Euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the Euro is no longer being used by the then member states of the European Monetary Union that have adopted the Euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in dollars until the Euro is again available to us or so used. The amount payable on any date in Euros will be converted into dollars on the basis of the most recently available market exchange rate for Euros. Any payment in respect of the Notes so made in dollars will not constitute an event of default under the Notes or the Indenture governing the Notes. Neither the Trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

Investors will be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them. See “Risk Factors.”

Optional redemption of the 2024 Notes

Any or all of the 2024 Notes may be redeemed at our option at any time prior to May 26, 2024 (one month before maturity) at a redemption price equal to the greater of the following amounts:

•	100% of the principal amount of the 2024 Notes being redeemed on the redemption date; or

•

the sum of the present values of the remaining scheduled payments of principal and interest on the 2024 Notes being redeemed on that redemption date (not including any portion of any payments of interest accrued to the redemption date) discounted to their present value as of such redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate plus 15 basis points;

plus, in each case, accrued and unpaid interest on the 2024 Notes to the redemption date.

Any or all of the 2024 Notes may be redeemed on or after May 26, 2024 (one month before maturity), at a redemption price equal to 100% of the principal amount of the 2024 Notes being redeemed on the redemption date plus, in each case, accrued and unpaid interest on the 2024 Notes to the redemption date.

Notwithstanding the foregoing, installments of interest on the 2024 Notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the holders of record as of the close of business on the relevant record date. The redemption price will be calculated on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the 2024 Notes (or from June 26, 2020, if no interest has been paid on the 2024 Notes), to but excluding the redemption date (ACTUAL/ACTUAL (ICMA)).

We will send notice of any redemption at least 10 days but not more than 60 days before the redemption date to each holder of the 2024 Notes to be redeemed. Once notice of redemption is sent, the 2024 Notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date, subject to any conditions precedent specified in such notice.

On and after the redemption date, interest will cease to accrue on the 2024 Notes or any portion of the 2024 Notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with the paying agent or the Trustee money sufficient to pay the redemption price of and accrued interest on the 2024 Notes to be redeemed on that date. If less than all of the 2024 Notes are to be redeemed, the 2024 Notes to be redeemed shall be selected by the Trustee pro rata, by lot, or by such other method the Trustee deems to be fair and appropriate, in each case in accordance with the applicable procedures of the Clearing Systems. The 2024 Notes will not be entitled to the benefit of any mandatory redemption or sinking fund.

Optional redemption of the 2028 Notes

Any or all of the 2028 Notes may be redeemed at our option at any time prior to March 26, 2028 (three months before maturity) at a redemption price equal to the greater of the following amounts:

•	100% of the principal amount of the 2028 Notes being redeemed on the redemption date; or

•

the sum of the present values of the remaining scheduled payments of principal and interest on the 2028 Notes being redeemed on that redemption date (not including any portion of any payments of interest accrued to the redemption date) discounted to their present value as of such redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate plus 20 basis points;

plus, in each case, accrued and unpaid interest on the 2028 Notes to the redemption date.

Any or all of the 2028 Notes may be redeemed on or after March 26, 2028 (three months before maturity), at a redemption price equal to 100% of the principal amount of the 2028 Notes being redeemed on the redemption date plus, in each case, accrued and unpaid interest on the 2028 Notes to the redemption date.

Notwithstanding the foregoing, installments of interest on the 2028 Notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the holders of record as of the close of business on the relevant record date. The redemption price will be calculated on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the 2028 Notes (or from June 26, 2020, if no interest has been paid on the 2028 Notes), to but excluding the redemption date (ACTUAL/ACTUAL (ICMA)).

We will send notice of any redemption at least 10 days but not more than 60 days before the redemption date to each holder of the 2028 Notes to be redeemed. Once notice of redemption is sent, the 2028 Notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date, subject to any conditions precedent specified in such notice.

On and after the redemption date, interest will cease to accrue on the 2028 Notes or any portion of the 2028 Notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with the paying agent or the Trustee money sufficient to pay the redemption price of and accrued interest on the 2028 Notes to be redeemed on that date. If less than all of the 2028 Notes are to be redeemed, the 2028 Notes to be redeemed shall be selected by the Trustee pro rata, by lot, or by such other method the Trustee deems to be fair and appropriate, in each case in accordance with the applicable procedures of the Clearing Systems. The 2028 Notes will not be entitled to the benefit of any mandatory redemption or sinking fund.

Optional redemption of the 2032 Notes

Any or all of the 2032 Notes may be redeemed at our option at any time prior to March 26, 2032 (three months before maturity) at a redemption price equal to the greater of the following amounts:

•	100% of the principal amount of the 2032 Notes being redeemed on the redemption date; or

•

the sum of the present values of the remaining scheduled payments of principal and interest on the 2032 Notes being redeemed on that redemption date (not including any portion of any payments of interest accrued to the redemption date) discounted to their present value as of such redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate plus 20 basis points;

plus, in each case, accrued and unpaid interest on the 2032 Notes to the redemption date.

Any or all of the 2032 Notes may be redeemed on or after March 26, 2032 (three months before maturity), at a redemption price equal to 100% of the principal amount of the 2032 Notes being redeemed on the redemption date plus, in each case, accrued and unpaid interest on the 2032 Notes to the redemption date.

Notwithstanding the foregoing, installments of interest on the 2032 Notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the holders of record as of the close of business on the relevant record date. The redemption price will be calculated on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the 2032 Notes (or from June 26, 2020, if no interest has been paid on the 2032 Notes), to but excluding the redemption date (ACTUAL/ACTUAL (ICMA)).

We will send notice of any redemption at least 10 days but not more than 60 days before the redemption date to each holder of the 2032 Notes to be redeemed. Once notice of redemption is sent, the 2032 Notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date, subject to any conditions precedent specified in such notice.

On and after the redemption date, interest will cease to accrue on the 2032 Notes or any portion of the 2032 Notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with the paying agent or the Trustee money sufficient to pay the redemption price of and accrued interest on the 2032 Notes to be redeemed on that date. If less than all of the 2032 Notes are to be redeemed, the 2032 Notes to be redeemed shall be selected by the Trustee pro rata, by lot, or by such other method the Trustee deems to be fair and appropriate, in each case in accordance with the applicable procedures of the Clearing Systems. The 2032 Notes will not be entitled to the benefit of any mandatory redemption or sinking fund.

Optional redemption of the 2039 Notes

Any or all of the 2039 Notes may be redeemed at our option at any time prior to December 26, 2038 (six months before maturity) at a redemption price equal to the greater of the following amounts:

•	100% of the principal amount of the 2039 Notes being redeemed on the redemption date; or

•

the sum of the present values of the remaining scheduled payments of principal and interest on the 2039 Notes being redeemed on that redemption date (not including any portion of any payments of interest accrued to the redemption date) discounted to their present value as of such redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate plus 25 basis points;

plus, in each case, accrued and unpaid interest on the 2039 Notes to the redemption date.

Any or all of the 2039 Notes may be redeemed on or after December 26, 2038 (six months before maturity), at a redemption price equal to 100% of the principal amount of the 2039 Notes being redeemed on the redemption date plus, in each case, accrued and unpaid interest on the 2039 Notes to the redemption date.

Notwithstanding the foregoing, installments of interest on the 2039 Notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the holders of record as of the close of business on the relevant record date. The redemption price will be calculated on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the 2039 Notes (or from June 26, 2020, if no interest has been paid on the 2039 Notes), to but excluding the redemption date (ACTUAL/ACTUAL (ICMA)).

We will send notice of any redemption at least 10 days but not more than 60 days before the redemption date to each holder of the 2039 Notes to be redeemed. Once notice of redemption is sent, the 2039 Notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date, subject to any conditions precedent specified in such notice.

On and after the redemption date, interest will cease to accrue on the 2039 Notes or any portion of the 2039 Notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with the paying agent or the Trustee money sufficient to pay the redemption price of and accrued interest on the 2039 Notes to be redeemed on that date. If less than all of the 2039 Notes are to be redeemed, the 2039 Notes to be redeemed shall be selected by the Trustee pro rata, by lot, or by such other method the Trustee deems to be fair and appropriate, in each case in accordance with the applicable procedures of the Clearing Systems. The 2039 Notes will not be entitled to the benefit of any mandatory redemption or sinking fund.

Definitions related to optional redemptions of the Notes

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by us, a German government bond whose maturity is closest to the maturity of the Notes of the applicable series to be redeemed, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means, with respect to any redemption date, the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the Notes of the applicable series to be redeemed, if they were to be purchased at such price on the third business day prior to the date fixed for redemption, would be equal to the gross redemption yield on such business day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment bank selected by us.

Redemption for tax reasons

If (a) we become or will become obligated to pay additional amounts with respect to any Notes as described herein under the heading “—Payment of additional amounts” as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein), or any change in, or amendments to, any official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is publicly announced and becomes effective, on or after the date of this prospectus supplement or (b) a taxing authority of the United States takes an action on or after the date of this prospectus supplement, whether or not with respect to us or any of our affiliates, that results in a substantial probability that we will or may be required to pay such additional amounts, then we may, at our option, redeem, as a whole, but not in part, the applicable series of Notes on any interest payment date on not less than 10 nor more than 60 days’ prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued thereon to the date fixed for redemption. No redemption pursuant to clause (b) above may be made unless we shall have received an opinion of independent counsel to the effect that an act taken by a taxing authority of the United States results in a substantial probability that we will or may be required to pay the additional amounts described herein under the heading “—Payment of additional amounts” and we shall have delivered to the trustee a certificate, signed by a duly authorized officer, stating that based on such opinion we are entitled to redeem the Notes pursuant to their terms.

Payment of additional amounts

We will, subject to the exceptions and limitations set forth below, pay as additional interest on the Notes of each series such additional amounts as are necessary in order that the net payment by us or our paying agent of the principal of and interest on the Notes of a series to a holder that is not a United States person (as defined below), after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States, will not be less than the amount provided in the Notes of each series to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

(1) to any tax, assessment or other governmental charge that is imposed by reason of the holder (or the beneficial owner for whose benefit such holder holds such note), or a fiduciary, settlor, beneficiary, member or shareholder of the holder or beneficial owner if the holder or beneficial owner is an estate, trust, partnership, corporation or other entity, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

(a) being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;

(b) having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the Notes of a series or the receipt of any payment or the enforcement of any rights thereunder), including being or having been a citizen or resident of the United States;

(c) being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for United States federal income tax purposes, a foreign tax-exempt organization or a corporation that has accumulated earnings to avoid United States federal income tax;

(d) being or having been a “10-percent shareholder” of the Company as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision; or

(e) being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, as described in Section 881(c)(3) of the Code or any successor provision;

(2) to any holder that is not the sole beneficial owner of the Notes of a series, or a portion of the Notes of such series, or that is a fiduciary, partnership, limited liability company or other fiscally transparent entity, but only to the extent that a beneficial owner with respect to the holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership, limited liability company or other fiscally transparent entity would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3) to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the Notes of a series, if compliance is required by statute, by regulation of the United States or any taxing authority therein, by an applicable income tax treaty to which the United States is a party or as a precondition to exemption from, or reduction in such tax, assessment or other governmental charge;

(4) to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by us or an applicable withholding agent from the payment;

(5) to any tax, assessment or other governmental charge that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(6) to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge or excise tax imposed on the transfer of Notes of a series;

(7) to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any Notes of a series, if such payment can be made without such withholding by at least one other paying agent;

(8) to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the holder of any note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(9) to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner being a bank (i) purchasing the Notes of a series in the ordinary course of its lending business or (ii) that is neither (A) buying the Notes for investment purposes only nor (B) buying the Notes of a series for resale to a third party that either is not a bank or holding the Notes for investment purposes only;

(10) to any tax, assessment or other governmental charge imposed under Sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code whether currently in effect or as published and amended from time to time; or

(11) in the case of any combination of items (1) through (10) above.

The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Notes. Except as specifically provided under this heading “—Payment of Additional Amounts,” we will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

As used under this heading “—Payment of additional amounts” and under the heading “—Redemption for tax reasons”, the term “United States” means the United States of America, the states of the United States, and the District of Columbia, and the term “United States person” means any individual who is a citizen or resident of the United States for United States federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

If we are required to pay additional amounts with respect to the Notes, we will notify the Trustee and the paying agent pursuant to a certificate signed by a duly authorized officer that specifies the additional amounts payable and when the additional amounts are payable. If the Trustee and the paying agent do not receive such an officer’s certificate from us, the Trustee and the paying agent may rely on the absence of such an officer’s certificate in assuming that no such additional amounts are payable.

Defeasance and discharge

The Notes of each series will be subject to defeasance and discharge (but not with respect to certain covenants) and to defeasance of certain covenants as set forth in the Indenture. See “Description of Debt Securities—Defeasance and discharge” in the accompanying prospectus. With respect to the Notes of each series, the term “U.S. Government Obligations” referred to in the second paragraph under “Description of Debt Securities—Defeasance and discharge” in the accompanying prospectus will be replaced with the term “Government Obligations”, which term will be defined to include, subject to certain exceptions, any (i) direct obligations of a government that issues the currency in which the Notes of the applicable series are payable (or, in the case of any series of Notes denominated in Euros, direct obligations of a government of a country in the European Monetary Union) for the payment of which the full faith and credit of such government is pledged, (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of such government, the payment of which is unconditionally guaranteed as a full faith and credit obligation by such government or (iii) depository receipts issued by a bank or trust company as custodian with respect to any such obligations described in clauses (i) or (ii) or a specific payment of interest on or principal of any such obligations held by such custodian for the account of the holder of a depository receipt.

Governing law

The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Trustee

Deutsche Bank Trust Company Americas is the Trustee under the Indenture, with its corporate trust office at 60 Wall Street, 24th Floor, Trust and Agency Services, New York, New York 10005.

We have customary banking relationships with the Trustee and its affiliates. In addition, the Trustee may serve as trustee for other debt securities issued by ExxonMobil from time to time. The Trustee and paying agent for the Notes is an affiliate of Deutsche Bank AG, London Branch, one of the underwriters in this offering.

Payments and paying agents

We will make payments on the Notes of each series in Euros and such payments on Notes represented by a global security will be made through one or more paying agents to the Clearing Systems or their nominee.

We will make interest payments to the person in whose name the Note of the applicable series is registered at the close of business on the record date for the interest payment. The regular record dates for the Notes of each series will be the close of business (in the relevant Clearing System) on the Clearing System Business Day immediately preceding each interest payment date (or, if the Notes are held in definitive form, the 15th calendar day preceding each interest payment date, whether or not a business day).

Deutsche Bank Trust Company Americas will be designated as the initial paying agent for payments on Notes of each series issued under the Indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

If the principal of or any premium or interest on the Notes of a series is payable on a day that is not a Clearing System Business Day, the payment will be made on the following Clearing System Business Day. For these purposes, a “Clearing System Business Day” means a day on which each Clearing System for which any global security is being held is open for business.

Subject to the requirements of any applicable abandoned property laws, the Trustee and paying agent will pay to us upon written request any money held by them for payments on the Notes of a series that remains unclaimed for two years after the date upon which that payment has become due. After payment to us, holders of Notes of the applicable series entitled to the money must look to us for payment. In that case, all liability of the Trustee or paying agent with respect to that money will cease.

Book-entry, clearance and settlement

The description of the Clearing Systems in this section reflects our understanding of the rules and procedures of Clearstream Luxembourg and Euroclear as they are currently in effect. These systems could change their rules and procedures at any time. We have obtained the information in this section concerning Clearstream Luxembourg and Euroclear and their book-entry systems and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

The Notes of each series will initially be represented by one or more global securities. Each such global security will be deposited with, or on behalf of, a common depositary, and registered in the name of a nominee of the common depositary for the accounts of Clearstream Luxembourg and Euroclear. Except as described below, the global securities may be transferred, in whole and not in part, only to Euroclear or Clearstream Luxembourg or their respective nominees. You may hold your interests in the global securities through Clearstream Luxembourg or Euroclear, either as a participant in such systems or indirectly through organizations which are participants in such systems. Clearstream Luxembourg and Euroclear will hold interests in the global securities on behalf of their respective participating organizations or customers through customers’ securities accounts in Clearstream Luxembourg’s or Euroclear’s names on the books of their respective depositaries. Book-entry interests in the Notes and all transfers relating to the securities will be reflected in the book-entry records of Clearstream Luxembourg and Euroclear.

The distribution of the Notes of each series will be cleared through Clearstream Luxembourg and Euroclear. Any secondary market trading of book-entry interests in the Notes of each series will take place through Clearstream Luxembourg and Euroclear participants and will settle in same-day funds. Owners of book-entry interests in the Notes of each series will receive payments relating to their Notes of such series in Euros.

Clearstream Luxembourg and Euroclear have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow the Notes of each series to be issued, held and transferred among the Clearing Systems without the physical transfer of certificates. Special procedures to facilitate clearance and settlement have been established among the Clearing Systems to trade securities across borders in the secondary market.

The policies of Clearstream Luxembourg and Euroclear will govern payments, transfers, exchanges and other matters relating to your interest in the Notes of a series. We, the Trustee and the paying agent have no responsibility for any aspect of the records kept by Clearstream Luxembourg or Euroclear or any of their direct or indirect participants. We, the Trustee and the paying agent also do not supervise these systems in any way.

Clearstream Luxembourg and Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform or continue to perform these procedures and may modify them or discontinue them at any time.

Except as provided below, owners of beneficial interests in the Notes of a series will not be entitled to have the Notes of such series registered in their names, will not receive or be entitled to receive physical delivery of the Notes of such series in definitive form and will not be considered the owners or holders of the Notes of such series under the Indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the Clearing Systems and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of Notes of such series.

Clearstream Luxembourg

Clearstream Luxembourg has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream Luxembourg holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in several countries.

As a professional depositary, Clearstream Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the Notes of each series held beneficially through Clearstream Luxembourg will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures.

Euroclear

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank SA/NV (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, or the Euroclear Terms and Conditions, and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

•	transfers of securities and cash within Euroclear;

•	withdrawal of securities and cash from Euroclear; and

•	receipt of payments with respect to securities in Euroclear.

All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding securities through Euroclear Participants.

Distributions with respect to interests in the Notes of each series held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Euroclear Terms and Conditions.

Clearance and settlement procedures

Investors that hold their securities through Clearstream Luxembourg or Euroclear accounts will follow the settlement procedures that are applicable to conventional eurobonds in registered form. Notes will be credited to the securities custody accounts of Clearstream Luxembourg and Euroclear participants on the business day following the issue date, for value on the issue date. They will be credited either free of payment or against payment for value on the issue date.

Secondary market trading between Clearstream Luxembourg and/or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream Luxembourg and Euroclear. Secondary market trading will be settled using procedures applicable to conventional eurobonds in registered form.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the Notes through Clearstream Luxembourg and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream Luxembourg and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the Notes of a series, or to make or receive a payment or delivery of the Notes of a series, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream Luxembourg or Euroclear is used.

Clearstream Luxembourg or Euroclear will credit payments to the cash accounts of Clearstream Luxembourg or Euroclear participants, as applicable, in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream Luxembourg or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder of Notes of the applicable series under the Indenture on behalf of a Clearstream Luxembourg or Euroclear participant only in accordance with its relevant rules and procedures.

Clearstream Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of Clearstream Luxembourg and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

If the Clearing Systems are at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue the Notes of each series in definitive form in exchange for the entire global note representing such Notes. In addition, we may at any time, and in our sole discretion and subject to the procedures of the Clearing Systems, determine not to have the Notes of a series represented by the global note and, in such event, will issue Notes of such series in definitive form in exchange for the global note representing such Notes. In any such instance, an owner of a beneficial interest in the global note will be entitled to physical delivery in definitive form of Notes of the applicable series represented by such global note equal in principal amount to such beneficial interest and to have such Notes registered in its name.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following are the material U.S. federal income tax consequences of ownership and disposition of the Notes. This discussion only applies to Notes that meet all of the following conditions:

•

they are held by those initial holders who purchased such Notes in this offering at the “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the applicable series of Notes is sold for money;

•	they are held as capital assets.

This discussion does not describe all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as:

•	financial institutions;

•	tax-exempt entities;

•	regulated investment companies;

•	real estate investment trusts;

•	insurance companies;

•	persons liable for the alternative minimum tax;

•	dealers or traders in securities or foreign currencies using a mark-to-market method of tax accounting;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	U.S. expatriates;

•	persons holding Notes as part of a hedge, straddle or other integrated transaction;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes; or

•	persons required for U.S. federal income tax purposes to conform the timing of income accruals with respect to the Notes to their financial statements under Section 451 of the Code.

If a partnership or other entity classified as a partnership for U.S. federal income tax purposes holds Notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding Notes is urged to consult his, her or its tax advisor.

This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect. This summary does not discuss any aspect of state, local, or non-U.S. taxation, or any U.S. federal tax considerations other than income taxation and does not discuss the potential application of the Medicare contribution tax under Section 1411 of the Code. Persons considering the purchase of Notes are urged to consult their tax advisors with regard to the application of the U.S. federal tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Tax consequences for U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof of the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Payments of interest

Interest paid on a Note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes. It is expected, and this discussion assumes, that the Notes will be issued without original issue discount for U.S. federal income tax purposes.

A U.S. Holder that uses the cash method of accounting and that receives a payment of interest (or receives proceeds from a sale, exchange or other disposition attributable to accrued interest) in Euro will be required to include in income the U.S. dollar value of the Euro payment (determined based on the respective spot rate on the date the payment is received), and this U.S. dollar value will be the U.S. Holder’s tax basis in the Euro received.

A U.S. Holder that uses the accrual method of tax accounting will be required to include in income the U.S. dollar value of the amount of interest income that accrues with respect to a Note during an accrual period. The U.S. dollar value of the accrued income will generally be determined by translating the income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the relevant taxable year. A U.S. Holder that uses the accrual method of tax accounting may elect to translate interest income for an interest accrual period into U.S. dollars at the spot rate on the last day of the interest accrual period (or, in the case of a partial accrual period, the spot rate on the last day of the taxable year) or, if the date of receipt is within five business days of the last day of the interest accrual period, the spot rate on the date of receipt. A U.S. Holder that makes this election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the Internal Revenue Service (the “IRS”).

An accrual method U.S. Holder will generally recognize any foreign currency gain or loss (which will be treated as U.S. source ordinary income or loss) with respect to accrued interest on the date the interest payment (or proceeds from a sale, exchange or other disposition attributable to accrued interest) is received. The amount of ordinary income or loss recognized will generally be equal to the difference between the U.S. dollar value of the Euro payment received (determined based on the respective spot rate on the date the payment is received) in respect of the accrual period and the U.S. dollar value of interest income that has accrued during the accrual period (as determined above). The U.S. Holder’s tax basis in the Euro received will generally be equal to its U.S. dollar value based on the respective spot rate on the date the payment is received. As discussed below under “—Sale, Exchange or Retirement of the Notes,” the amount of foreign currency gain or loss recognized with respect to accrued but unpaid interest upon a taxable disposition of a Note may be limited by the total amount of gain or loss realized upon such disposition.

Sale, exchange or retirement of the Notes

A U.S. Holder’s tax basis in a Note will generally be the U.S. dollar value of the Euro amount paid for the Note, determined on the date of the purchase. A U.S. Holder who purchases a Note with previously owned Euro will generally recognize ordinary income or loss in an amount equal to the difference, if any, between such U.S. Holder’s tax basis in the Euro and the U.S. dollar value of the Note on the date of purchase. If the Notes are traded on an established securities market (as determined under applicable regulations), a cash method taxpayer who buys a Note will have a tax basis in the Note equal to the U.S. dollar value of the Euro amount paid for the Note, determined on the settlement date, and such a taxpayer will recognize ordinary income or loss on any previously owned Euro based on such value. An accrual method taxpayer may elect the same treatment for all purchases (and sales, as discussed below) of Notes traded on an established securities market. This election by accrual method taxpayers cannot be changed without the consent of the IRS.

Upon the sale, exchange or retirement of a Note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the U.S. Holder’s tax basis in the Note. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest as described under “Payments of Interest” above. If a Note is sold, exchanged or otherwise disposed of in a taxable transaction for an amount denominated in Euro, a U.S. Holder’s amount realized generally will be equal to the U.S. dollar value of the Euro received in the sale, exchange or other taxable disposition calculated at the spot rate in effect on the date of the disposition. If the Notes are traded on an established securities market (as determined under applicable regulations), a cash method taxpayer who buys or sells a Note is required to translate units of Euro paid or received into U.S. dollars at the spot rate on the settlement date of the purchase or sale and an accrual method taxpayer may elect the same treatment for all purchases and sales of Notes. This election by accrual method taxpayers cannot be changed without the consent of the IRS. Except to the extent of foreign currency gain or loss (as described below), gain or loss recognized on the sale, exchange or retirement of a Note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange or retirement the Note has been held by the U.S. Holder for more than one year. The deductibility of capital losses is subject to limitations under the Code.

A U.S. Holder may recognize foreign currency gain or loss upon the sale, exchange or other taxable disposition of a Note as a result of fluctuations in the euro-U.S. dollar exchange rate. Gain or loss attributable to such fluctuations will be equal to the difference between (i) the U.S. dollar value of the U.S. Holder’s purchase price in Euro of the Note, determined using the spot rate on the date the Note is disposed of, and (ii) the U.S. dollar value of the U.S. Holder’s purchase price in Euro of the Note, determined using the spot rate on the date the U.S. Holder acquired the Note (although if the Notes are traded on an established securities market (as determined under applicable regulations), such gain or loss will, in the case of a cash method or electing accrual method taxpayer, be determined based on the spot rates on the settlement dates of such disposition and acquisition). The foreign currency gain or loss (together with any foreign currency gain or loss with respect to accrued but unpaid interest) will be recognized only to the extent of the total gain or loss realized by a U.S. Holder on the sale, exchange or other taxable disposition of the Note. Any such gain or loss generally will be U.S. source ordinary income or loss. If a U.S. Holder recognizes a loss upon a sale, exchange or other taxable disposition of a Note and such loss is above certain thresholds (which thresholds are, in the case of individuals and trusts, significantly lower for foreign currency losses than for other loss transactions), the U.S. Holder may be required to file a disclosure statement with the IRS. U.S. Holders should consult their tax advisors regarding this reporting obligation.

A U.S. Holder will have a tax basis in any Euro received on the sale, exchange or other taxable disposition of a Note equal to the U.S. dollar value of the Euro, determined on the date of receipt of the Euro. Any gain or loss realized by a U.S. Holder on a sale or other taxable disposition of Euro (including its exchange for U.S. dollars) will generally be treated as U.S. source ordinary income or loss.

Backup withholding and information reporting

Information returns generally will be filed with the IRS in connection with payments on the Notes and the proceeds from a sale or other disposition of the Notes. A U.S. Holder will be subject to backup withholding on these payments if the U.S. Holder fails to timely provide its correct taxpayer identification number to the applicable withholding agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Tax consequences for Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

•	an individual who is not a U.S. citizen and who is classified as a nonresident for U.S. federal income tax purposes;

•	a foreign corporation; or

•	a foreign estate or trust.

“Non-U.S. Holder” does not include a beneficial owner who is an individual present in the United States for 183 days or more in the taxable year of disposition or a former citizen or former resident of the United States. Such a beneficial owner is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a Note.

Payments on a Note

Subject to the discussions below concerning backup withholding and FATCA (as defined below), payments of principal, premium, if any, and interest on the Notes by us or any paying agent to a Non-U.S. Holder generally will not be subject to U.S. federal withholding tax, provided that, in the case of interest not effectively connected with the conduct of a trade or business in the United States:

•

the holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership; and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner, as discussed below.

Interest on a Note described above will not be exempt from withholding tax unless the beneficial owner of that Note certifies on a properly executed IRS Form W-8BEN or W-8BEN-E (or successor form), as appropriate, under penalties of perjury, that it is not a U.S. person.

If a Non-U.S. Holder of a Note is engaged in a trade or business in the United States, and if interest on the Note is effectively connected with the conduct of such trade or business, the Non-U.S. Holder will generally not be subject to the withholding discussed in the preceding paragraphs if a properly executed, applicable IRS Form W-8 (generally an IRS Form W-8ECI) is provided to us. Such a Non-U.S. Holder will, however, generally be taxed on such interest in the same manner as a U.S. person, unless an applicable income tax treaty provides otherwise. These holders are urged to consult their tax advisors with respect to other U.S. tax consequences of the ownership and disposition of Notes, including the possible imposition of an additional branch profits tax at a rate of 30% (or lower treaty rate).

Sale, exchange, redemption or other disposition of a Note

Subject to the discussions below concerning backup withholding and FATCA, a Non-U.S. Holder of a Note will not be subject to U.S. federal income tax on gain realized on the sale, exchange, redemption or other disposition of such Note, unless the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States.

If a Non-U.S. Holder of a Note is engaged in a trade or business in the United States, and if gain realized by the Non-U.S. Holder on a sale, exchange, redemption or other disposition of a Note is effectively connected with the conduct of such trade or business, the Non-U.S. Holder will generally be taxed in the same manner as a U.S. person, subject to an applicable income tax treaty providing otherwise. These holders are urged to consult their tax advisors with respect to other U.S. tax consequences of the ownership and disposition of Notes, including the possible imposition of an additional branch profits tax at a rate of 30% (or lower treaty rate).

Backup withholding and information reporting

Information returns generally will be filed with the IRS in connection with interest payments on the Notes. Unless a Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition (including a redemption) and the Non-U.S. Holder may be subject to U.S. backup withholding on payments on the Notes or on the proceeds from a sale or other disposition of the Notes. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Provisions commonly referred to as “FATCA” generally impose withholding of 30% on payments of U.S.-source interest and, subject to the discussion of certain proposed U.S. Treasury regulations below, payments of gross proceeds of the sale, exchange, redemption, or other disposition of a Note to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied or an exemption applies. Withholding under FATCA will apply to the applicable payments regardless of whether the recipient is a beneficial owner or acts as an intermediary with respect to such payments. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden).

The U.S. Treasury Department has released proposed regulations which, if finalized in their present form, would eliminate FATCA withholding on the gross proceeds of a sale, exchange, redemption or other disposition of a Note. In the preamble to the proposed regulations, the U.S. Treasury Department indicated that taxpayers may rely on the proposed regulations until final regulations are issued.

Prospective investors should consult their tax advisors regarding the effects of FATCA on their investment in the Notes. We will not pay additional amounts with respect to any withholding taxes imposed under FATCA.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated as of the date of this prospectus supplement, the underwriters named below, for whom Barclays Bank PLC, Deutsche Bank AG, London Branch, HSBC Bank plc and Société Générale are acting as managers, have severally agreed to purchase, and we have agreed to sell to them, severally, the principal amount of the Notes of each series set forth opposite each underwriter’s name below:

Underwriter	Principal Amount of 2024 Notes	Principal Amount of 2028 Notes	Principal Amount of 2032 Notes	Principal Amount of 2039 Notes
Barclays Bank PLC	€285,000,000	€190,000,000	€190,000,000	€190,000,000
Deutsche Bank AG, London Branch	285,000,000	190,000,000	190,000,000	190,000,000
HSBC Bank plc	285,000,000	190,000,000	190,000,000	190,000,000
Société Générale	285,000,000	190,000,000	190,000,000	190,000,000
BNP Paribas	63,750,000	42,500,000	42,500,000	42,500,000
Citigroup Global Markets Limited	63,750,000	42,500,000	42,500,000	42,500,000
J.P. Morgan Securities plc	63,750,000	42,500,000	42,500,000	42,500,000
Merrill Lynch International	63,750,000	42,500,000	42,500,000	42,500,000
Banca IMI S.p.A.	7,000,000	4,667,000	4,666,000	4,667,000
Banco Santander, S.A.	7,000,000	4,667,000	4,666,000	4,667,000
Crédit Agricole Corporate and Investment Bank	7,000,000	4,667,000	4,666,000	4,667,000
Goldman Sachs & Co. LLC	7,000,000	4,667,000	4,666,000	4,667,000
Loop Capital Markets LLC	7,000,000	4,667,000	4,666,000	4,667,000
Mizuho International plc	7,000,000	4,667,000	4,667,000	4,666,000
Morgan Stanley & Co. International plc	7,000,000	4,667,000	4,667,000	4,666,000
RBC Europe Limited	7,000,000	4,667,000	4,667,000	4,666,000
Scotiabank Europe plc	7,000,000	4,667,000	4,667,000	4,666,000
Siebert Williams Shank & Co., LLC	7,000,000	4,667,000	4,667,000	4,666,000
SMBC Nikko Capital Markets Limited	7,000,000	4,666,000	4,667,000	4,667,000
Standard Chartered Bank	7,000,000	4,666,000	4,667,000	4,667,000
The Standard Bank of South Africa Limited	7,000,000	4,666,000	4,667,000	4,667,000
U.S. Bancorp Investments, Inc.	7,000,000	4,666,000	4,667,000	4,667,000
Wells Fargo Securities, LLC	7,000,000	4,666,000	4,667,000	4,667,000

Total:	€1,500,000,000	€1,000,000,000	€1,000,000,000	€1,000,000,000

The underwriters are offering the Notes subject to their acceptance of the Notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Notes offered by this prospectus supplement are subject to certain conditions. The underwriters are obligated to take and pay for all of the Notes offered by this prospectus supplement if any such Notes are taken.

The underwriters initially propose to offer part of the Notes directly to the public at the offering prices described on the cover page of this prospectus supplement. In addition, the underwriters initially propose to offer to certain dealers at prices that represent a concession not in excess of 0.050% of the principal amount of the 2024 Notes, 0.100% of the principal amount of the 2028 Notes, 0.125% of the principal amount of the 2032 Notes and 0.200% of the principal amount of the 2039 Notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of 0.025% of the principal amount of the 2024 Notes, 0.050% of the principal amount of the 2028 Notes, 0.100% of the principal amount of the 2032 Notes and 0.125% of the principal amount of the 2039 Notes to certain other dealers. After the initial offering of the Notes, the underwriters may from time to time vary the offering prices and other selling terms.

The following table shows the underwriting discount that we will pay to the underwriters in connection with the offering of the Notes.

Paid by ExxonMobil
Per 2024 Note	0.100%
Per 2028 Note	0.160%
Per 2032 Note	0.200%
Per 2039 Note	0.280%

Total	€7,900,000

We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

In connection with the issue of the Notes, the underwriters may over-allot Notes or effect transactions with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail. However, there is no assurance that the underwriters (or persons acting on behalf of the underwriters) will undertake any stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the final terms of the offer of the Notes is made, and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue of the Notes and 60 days after the date of the allotment of the Notes. Such stabilization shall be carried out in accordance with applicable laws and regulations. Any loss or profit sustained as a consequence of any such over-allotment or stabilization shall be for the account of the underwriters.

Any stabilization action may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that would otherwise exist in the open market in the absence of stabilization actions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any stabilization action, they may discontinue them at any time.

The underwriters are not required to engage in any of these activities, and may end any of them at any time. The Notes of each series are new securities and there are currently no established trading markets for the Notes. Accordingly, there can be no assurance as to the development or liquidity of any markets for the Notes. The underwriters have advised us that they currently intend to make a market in the Notes of each series. However, they are not obligated to do so, and any market making with respect to the Notes may be discontinued at any time without notice. We intend to apply to list the Notes of each series on the New York Stock Exchange or another recognized securities exchange; however, there can be no assurance that the Notes will be so listed by the time the Notes are delivered to purchasers or that the listing will be granted.

Expenses associated with this offering to be paid by us, other than underwriting discounts and commissions, are estimated to be approximately €6.6 million (or $7.3 million at an exchange rate of €1.00/$1.1189, as published by the Federal Reserve Bank of New York on June 22, 2020).

From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged in and may in the future engage in commercial banking and/or financial advisory, investment banking and other commercial transactions and services with us and our affiliates. Each of the Trustee and paying agent for the Notes is an affiliate of Deutsche Bank AG, London Branch, one of the underwriters in this offering.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We expect that delivery of the Notes will be made against payment therefor on June 26, 2020, which will be the third business day following the date of the pricing of the Notes (such settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date hereof will be required, by virtue of the fact that the Notes initially settle in T+3, to specify an alternative settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to their delivery should consult their advisors.

Standard Chartered Bank will not effect any offers or sales of any Notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

Banca IMI S.p.A. is not a U.S. registered broker-dealer and it will not effect any offers or sales of any Notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

The Standard Bank of South Africa Limited is not a U.S. registered broker-dealer and it will not effect any offers or sales of any Notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

Selling restrictions

European Economic Area and United Kingdom

The Notes are not intended to be offered or sold to and should not be offered or sold to any retail investor in the European Economic Area (“EEA”) or in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2016/97/EU, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). No key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling any in scope instrument or otherwise making such instruments available to retail investors in the EEA or in the United Kingdom has been prepared. Offering or selling the Notes or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful.

This prospectus supplement has been prepared on the basis that any offer of the Notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the Notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.

United Kingdom

This prospectus supplement and the accompanying prospectus and any other material in relation to the Notes are only being distributed to and are only directed at persons in the United Kingdom that are (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), or (ii) high net worth entities or other persons falling within Articles 49(2)(a) to (d) of the Order, or (iii) persons to whom it would otherwise be lawful to distribute them, all such persons together being referred to as “relevant persons.” The Notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Notes will be engaged in only with, relevant persons. This prospectus supplement and the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by any recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement and the accompanying prospectus or their contents. The Notes are not being offered to the public in the United Kingdom.

In addition, each underwriter has represented and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services Markets Act of 2000 (the “FSMA”)) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to ExxonMobil; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Canada

The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The Notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Luxembourg

The Notes may not be offered or sold to the public within the territory of the Grand-Duchy of Luxembourg unless:

(i)

a prospectus has been duly approved by the Commission de Surveillance du Secteur Financier (the “CSSF”) (pursuant to the Luxembourg law of July 10, 2005 on prospectuses for securities (the “Luxembourg Prospectus Law”) and implementing Prospectus Directive EC 2003/71 (the “Prospectus Directive”)) if Luxembourg is the home member state as defined under the Luxembourg Prospectus Law; or

(ii)

if Luxembourg is not the home member state, the CSSF has been notified by the competent authority in the home member state that a prospectus in relation to the Notes has been duly approved in accordance with the Prospectus Directive; or

(iii)	the offer of Notes benefits from an exemption to or constitutes a transaction not subject to, the requirement to publish a prospectus pursuant to the Luxembourg Prospectus Law.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes under Section 275 of the SFA except: (1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

Switzerland

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the Notes. The Notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the Notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the Notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the Notes may be publicly distributed or otherwise made publicly available in Switzerland.

Taiwan

The Notes have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or filing with or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized or will be authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the Notes in Taiwan.

VALIDITY OF THE NOTES

The validity of the Notes will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York and for the underwriters by Latham & Watkins LLP, Washington, District of Columbia. Lisa K. Bork, Esq., ExxonMobil’s Executive Counsel—Corporate, will issue an opinion concerning certain matters relating to laws of the State of New Jersey.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY

REFERENCE

ExxonMobil files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission under the Exchange Act. The Securities and Exchange Commission maintains a website at http://www.sec.gov that contains reports, proxy statements and other information that ExxonMobil files electronically with the Securities and Exchange Commission.

The Securities and Exchange Commission allows ExxonMobil to “incorporate by reference” information into this document. This means that ExxonMobil can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document.

This prospectus supplement and the accompanying prospectus incorporate by reference the document listed below and any future filings that ExxonMobil makes with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information in the documents or filings that is deemed to have been furnished and not filed), prior to the termination of the offering of debt securities under this prospectus supplement.

Exxon Mobil Corporation Securities and Exchange Commission Filings	Period or date filed
Annual Report on Form 10-K	Fiscal year ended December 31, 2019
Quarterly Report on Form 10-Q	Fiscal quarter ended March 31, 2020
Current Reports on Form 8-K	March 3, 2020 (other than Item 7.01), March 19, 2020, April 7, 2020 (other than Item 7.01 and exhibits related thereto), April 15, 2020 and June 2, 2020
Definitive Proxy Statement on Schedule 14A	April 9, 2020

Documents incorporated by reference are available from the Securities and Exchange Commission at the website listed above or from ExxonMobil without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone at the following address:

Exxon Mobil Corporation

Treasurer’s Department—Planning and Financial Markets

Attn: Bondholder Services

5959 Las Colinas Boulevard

Irving, Texas 75039-2298

Telephone: (972) 940-6000

PROSPECTUS

Exxon Mobil Corporation

Debt Securities

We may offer debt securities from time to time. We may offer the debt securities in separate series or classes and in amounts, at prices and on terms described in one or more supplements to this prospectus.

We urge you to carefully read this prospectus and the accompanying prospectus supplement, together with the documents we incorporate by reference, which will describe the specific terms of these debt securities, before you make your investment decision.

Investing in these securities involves certain risks. See “Risk Factors” in our most recent annual report on Form 10-K, which is incorporated by reference herein, as well as in any other recently filed quarterly or current reports and, if any, in the relevant prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 10, 2020

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any related prospectus supplement or free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these debt securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the respective dates of such document. Our business, financial condition, results of operations and prospects may have changed since those dates.

The terms “ExxonMobil,” “the Company,” “we,” “us” and “our” refer to Exxon Mobil Corporation and its subsidiaries, unless otherwise stated or the context otherwise requires. However, in the “Description of Debt Securities” section of this prospectus, references to “the Company,” “we,” “us” and “our” are to Exxon Mobil Corporation only and not to any of its subsidiaries.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf process, we may sell the debt securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus and any applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information” before deciding to invest in any of the debt securities being offered.

We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

EXXON MOBIL CORPORATION

Exxon Mobil Corporation was incorporated in the State of New Jersey in 1882. Divisions and affiliated companies of ExxonMobil operate or market products in the United States and most other countries of the world. Their principal business involves exploration for, and production of, crude oil and natural gas and manufacture, trade, transport and sale of crude oil, natural gas, petroleum products, petrochemicals and a wide variety of specialty products. Affiliates of ExxonMobil conduct extensive research programs in support of these businesses.

Our principal offices are located at 5959 Las Colinas Boulevard, Irving, Texas, 75039-2298, and our telephone number is (972) 940-6000. We maintain a website at exxonmobil.com where general information about us is available. We are not incorporating the contents of the website or the information accessible through the website into this prospectus.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the debt securities will be used for general corporate purposes. We may temporarily invest funds that are not immediately needed for these purposes in short-term investments, including, but not limited to, marketable securities.

DESCRIPTION OF DEBT SECURITIES

The following description of the terms of the debt securities sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of any debt securities offered and the extent, if any, to which such general provisions may apply to such offered debt securities will be described in the prospectus supplement relating to such offered debt securities. This prospectus and the accompanying prospectus supplement contain the material terms of the securities being offered. In this section, the terms “the Company,” “we,” “us” and “our” refer to Exxon Mobil Corporation only and not to any of its subsidiaries.

The debt securities are to be issued under an Indenture (the “Indenture”), between the Company and Deutsche Bank Trust Company Americas, as Trustee (the “Trustee”). The form of the Indenture is filed as an exhibit to the registration statement of which this prospectus forms a part. The following summary of certain general provisions of the Indenture and the debt securities does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Indenture, including the definitions therein of certain terms. Unless otherwise defined herein, all capitalized terms in this section have the definitions ascribed to such terms in the Indenture. The terms of any supplemental indenture entered into or officer’s certificate delivered in connection with a particular issuance of debt securities will be described in the prospectus supplement relating to such offered debt securities.

References to “holders” in this section mean those who own debt securities registered in their own names, on the books that we or the applicable trustee maintain for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries.

General

The Indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder. The debt securities may be issued from time to time in one or more series. Unless otherwise indicated in the prospectus supplement relating thereto, the debt securities will be unsecured and will rank pari passu with all other existing and future unsecured and unsubordinated indebtedness of the Company. Accordingly, your ownership of debt securities means you are one of our unsecured creditors. The Indenture does not limit the amount of other indebtedness or securities that may be issued by the Company.

Debt securities of a series will be issued in registered form (“Securities”) as specified in the terms of the series. Debt securities of a series may be issued in whole or in part in the form of one or more global securities (“Global Securities”) registered in the name of a depository or its nominee and, in such case, beneficial interests in the Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by the designated depository and its participants.

Reference is made to the prospectus supplement relating to the particular series of debt securities offered thereby for the terms of the offered debt securities, including:

•	the title of the debt securities;

•	the aggregate principal amount;

•	the issue price expressed as a percentage of the aggregate principal amount;

•	the date or dates of maturity or the method of determination thereof;

•	the interest rate or rates (which may be fixed or floating) per annum, if any, or the method by which such interest rate or rates will be determined;

•	the date or dates any interest will commence accruing and be payable and the record dates for any interest payments;

•	the place or places where principal and any interest or premium will be paid;

•	the dates and redemption prices relating to any optional or mandatory redemption and other terms and conditions of any optional or mandatory redemptions;

•	any optional or mandatory sinking fund or analogous provisions;

•	the denominations of the debt securities if other than denominations of $2,000 and any higher integral multiples of $1,000;

•	the portion of the principal amount payable on declaration of acceleration of maturity or provable in bankruptcy, if other than the principal amount;

•	whether and under what circumstances any additional amounts with respect to the debt securities will be payable;

•	any paying agents, transfer agents, registrars or other agents for a series of debt securities;

•

the currency or currencies, including composite currencies, of payment of the principal of (and premium, if any) and interest (if any) on the debt securities if other than the currency of the United States of America;

•	if applicable, the terms and conditions upon which the debt securities may be repayable prior to final maturity at the option of the holder thereof (which option may be conditional);

•

if the principal (and premium, if any) or interest, if any, are to be payable, at the election of the Company or any holder thereof, in a currency other than that in which the debt securities are stated to be payable, the period or periods within which, and the terms and conditions on which, such election may be made;

•

if the debt securities are to be denominated in a currency or currencies, including composite currencies, other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of the debt securities as outstanding securities under the Indenture;

•

if the amount of payments of principal of (and premium, if any), or portions thereof, or interest, if any, on the debt securities, may be determined with reference to an index, formula or other method, the manner of determining such amounts;

•	whether such debt securities are to be issued in temporary or permanent global form;

•	any restrictions or other provisions relating to the transfer or exchange of the debt securities;

•	the application, if any, of certain provisions of the Indenture relating to defeasance and discharge, and related conditions;

•	any events of default, if not set forth in the Indenture;

•	any restrictive covenants or other material terms relating thereto which may not be inconsistent with the Indenture; and

•	any applicable material United States federal income tax consequences.

Unless otherwise indicated in the prospectus supplement relating thereto, principal (and premium, if any) and interest will be payable and the Securities will be transferable at the office or agency maintained by us for such purpose. Payment of principal (and premium, if any) and interest on Global Securities registered in the name of or held by the depository or its nominee will be made in immediately available funds to the depository or its nominee, as the case may be, as the registered holder of such Global Security. If any of the debt securities is no longer represented by a Global Security, payment of interest on Securities may, at our option, be made by check mailed directly to holders at their registered addresses. See “Forms of Debt Securities.” No service charge will be made for any transfer or exchange of the debt securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

One or more series of the debt securities may be issued as discounted debt securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. Material United States federal income tax consequences and other special considerations applicable to any such discounted debt securities will be described in the prospectus supplement relating thereto.

The Company may at any time purchase debt securities at any price in the open market or otherwise. Debt securities so purchased by the Company may, at its sole option, be held, resold or surrendered to the Trustee for cancellation.

Covenants

Unless otherwise specified in any prospectus supplement, the Indenture will not contain any covenants that (i) limit the amount of indebtedness (including secured indebtedness) or lease obligations that may be incurred by the Company and its subsidiaries, or (ii) restrict the Company from entering into change of control transactions (other than as specified under “—Merger and Consolidation” below).

Merger and Consolidation

Unless otherwise provided in any prospectus supplement, the Company will covenant that it will not merge or sell, convey, transfer or lease its properties and assets substantially as an entirety unless the Company is the surviving corporation or the successor person is a person organized under the laws of the United States (including any state thereof and the District of Columbia) which expressly assumes the Company’s obligations on all the debt securities and under the Indenture and, after giving effect to such transaction, the Company or the successor person would not be in default under the Indenture.

Events of Default

The Indenture defines “Events of Default” with respect to the debt securities of any series as being one of the following events:

(i) default in the payment of any installment of interest on that series for 30 days after becoming due;

(ii) default in the payment of principal of (or premium, if any, on) that series when due;

(iii) default in the deposit of any sinking fund payment when due;

(iv) default in the performance or breach of any other covenant or warranty in the Indenture (other than a covenant included in the Indenture solely for the benefit of any series of debt securities other than that series) for 90 days after notice to us by the Trustee or to us and the Trustee by the holders of at least 25 percent in principal amount of the debt securities of all series affected;

(v) certain events of bankruptcy, insolvency or reorganization with respect to the Company; and

(vi) any other Event of Default provided with respect to debt securities of that series.

If an Event of Default shall occur and be continuing, either the Trustee or the holders of at least 25 percent in principal amount of the debt securities then outstanding of all series affected, voting as a single class, may declare the principal (or such portion thereof as may be specified in the prospectus supplement relating to any such series) of the debt securities of all such series to be due and payable. Under certain conditions, such a declaration may be annulled. Notwithstanding the foregoing, if an Event of Default pursuant to (v) above occurs with respect to the Company, the unpaid principal of, premium, if any, and any accrued and unpaid interest on all the debt securities shall become and be immediately due and payable without further action or notice on the part of the Trustee or any holder.

The Indenture provides that the Trustee shall, within 90 days after the occurrence of a default actually known to one of its responsible officers, give the holders of debt securities notice of all uncured defaults actually known to one of its responsible officers (the term “default” to mean the events specified above without grace periods); provided, however, that, except in the case of default in the payment of principal of or interest on any debt security, the Trustee shall be fully protected in withholding such notice if it in good faith determines the withholding of such notice is in the interest of the holders of debt securities.

The Company will be required to furnish to the Trustee annually a statement by the principal financial officer, the principal executive officer or the principal accounting officer of the Company stating whether or not, to the best of his or her knowledge, the Company is in default in the performance and observance of any of the terms, provisions and conditions under the Indenture and, if the Company is in default, specifying each such default.

The holders of a majority in principal amount of the outstanding debt securities of all series affected will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the debt securities of such series, and to waive certain defaults with respect thereto. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee shall exercise such of its rights and powers under the Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of debt securities unless they shall have offered to the Trustee security or indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred by it in compliance with such request.

Modification of the Indenture

The Indenture may generally be modified or amended with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of each series affected by the modification (voting as a single class); provided, however, that no such modification or amendment may be made, without the consent of the holder of each debt security affected, which would (i) reduce the principal amount of or the interest on any debt security, change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, or the other terms of payment thereof, or (ii) reduce the above-stated percentage of debt securities, the consent of the holders of which is required to modify or amend the Indenture, or the percentage of debt securities of any series, the consent of the holders of which is required to waive compliance with certain provisions of the Indenture or to waive certain past defaults.

Without the consent of any holder of debt securities, the Company and the Trustee may enter into a supplemental indenture to amend the Indenture or the debt securities issued under that Indenture for any of the following purposes, among other things:

(a) to evidence the succession of another person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture, as supplemented, and in the debt securities;

(b) to add to the covenants of the Company, for the benefit of the holders of all or any series of debt securities (and if such covenants are to be for the benefit of less than all series of debt securities, stating that such covenants are expressly being included solely for the benefit of such series) or to surrender any right or power herein conferred upon the Company;

(c) to add any additional Events of Default;

(d) to permit the issuance of debt securities in uncertificated form, provided that any such action shall not adversely affect the interests of the holders of debt securities of any series in any material respect; or

(e) to change or eliminate any of the provisions of the Indenture, provided that any such change or elimination shall become effective only with respect to debt securities not outstanding at the time of the execution of such supplemental indenture;

(f) to secure the debt securities;

(g) to establish the form or terms of debt securities of any series;

(h) to evidence and provide for the acceptance of appointment hereunder by a successor Trustee with respect to the debt securities of one or more series and/or to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts under the Indenture by more than one Trustee;

(i) to cure any ambiguity, to correct or supplement any provision of the Indenture, as supplemented, which may be defective or inconsistent with any other provision herein or to conform any provision applicable to debt securities of any series to the description of the terms of such debt securities in any prospectus supplement; or

(j) to make any other provisions with respect to matters or questions arising under the Indenture, provided that such action shall not adversely affect the interests of the holders of debt securities of any series in any material respect.

Defeasance and Discharge

The Indenture provides that the Company may elect, with respect to the debt securities of any series, either:

(i) to terminate (and be deemed to have satisfied) any and all obligations in respect of such debt securities (except for certain obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold monies for payment in trust and, if so specified with respect to the debt securities of a certain series, to pay the principal of (and premium, if any) and interest, if any, on such specified debt securities and certain obligations owed to the Trustee (“legal defeasance”)); or

(ii) to be released from its obligations to comply with any restrictive covenants under the Indenture,

in either case after the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations (as defined in the Indenture) which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay any installment of principal (and premium, if any (and interest, if any)), on and any mandatory sinking fund payments in respect of such debt securities on the stated maturity of such payments in accordance with the terms of the Indenture and such debt securities. Such a trust may be established only if, among other things, the Company has delivered to the Trustee an opinion of counsel (who may be counsel to the Company) to the effect that, based upon applicable U.S. federal income tax law or a ruling published by the U.S. Internal Revenue Service (which opinion must, in the case of legal defeasance, be based on a change in applicable U.S. federal income tax law after the date of the Indenture or a ruling published by the U.S. Internal Revenue Service after the date of the Indenture), such a defeasance and discharge will not be deemed, or result in, a taxable event with respect to beneficial owners of such debt securities. For the avoidance of doubt, neither the Trustee nor any of its agents are responsible for determining the sufficiency of any amounts deposited in trust pursuant to a discharge or defeasance of any series of debt securities under the Indenture and neither the Trustee nor any of its agents shall have any obligation or liability whatsoever with respect to the sufficiency of such amounts.

The Indenture also provides that the Indenture shall cease to be of further effect with respect to any series of debt securities (except as to any surviving rights of registration of transfer or exchange of debt securities of such series), and the Trustee, at the expense of and upon written instruction by the Company, shall execute proper instruments acknowledging satisfaction and discharge of the Indenture as to such series, when

(a) either:

(i) all debt securities of such series theretofore authenticated and delivered (other than (i) debt securities which have been destroyed, lost or stolen and which have been replaced or paid as provided in the Indenture and (ii) debt securities for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust, as provided in the Indenture) have been delivered to the Trustee for cancellation; or

(ii) all such debt securities of such series not theretofore delivered to the Trustee for cancellation:

(A) have become due and payable, or

(B) will become due and payable at their stated maturity (as defined in the Indenture) within one year of the date of deposit, or

(C) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company,

and the Company, in the case of (A), (B) or (C) above, has deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose an amount sufficient to pay and discharge the entire indebtedness on such debt securities not theretofore delivered to the Trustee for cancellation, for principal (and premium, if any) and interest, if any, to the date of such deposit (in the case of debt securities which have become due and payable), or to the stated maturity or the redemption date, as the case may be;

(b) the Company has paid or caused to be paid all other sums payable under the Indenture by the Company with respect to such series; and

(c) the Company has delivered to the Trustee an officer’s certificate and an opinion of counsel, each stating that, with respect to such series, all conditions precedent provided for in the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Governing Law

The Indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

Deutsche Bank Trust Company Americas is the Trustee under the Indenture and will have been appointed by the Company as initial security registrar with regard to the debt securities. We will specify any material relationship we may have with the Trustee in the prospectus supplement. In addition, the Trustee may serve as trustee for other debt securities issued by the Company from time to time.

FORMS OF DEBT SECURITIES

Each debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of debt securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the debt security, and in order to transfer or exchange these debt securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the definitive securities to the Trustee, security registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the debt securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Registered global securities

We may issue the registered debt securities in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the debt securities to be represented by registered global securities. Unless and until it is exchanged in whole for debt securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any debt securities to be represented by a registered global security will be described in the prospectus supplement relating to those debt securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the debt securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of debt securities take physical delivery of these debt securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the Indenture. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the debt securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered the owners or holders of the debt securities under the Indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the Indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of ExxonMobil, the Trustee, the security registrar or any other agent of ExxonMobil or agent of the Trustee or the security registrar will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the debt securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the debt securities held for the accounts of customers or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue debt securities in definitive form in exchange for the registered global security that had been held by the depositary. Any debt securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant security registrar or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

Euroclear and Clearstream

If the depositary for a global security is The Depository Trust Company, or “DTC,” you may hold interests in the global security through Clearstream Banking, société anonyme, which we refer to as “Clearstream,” or Euroclear Bank SA/NV, as operator of the Euroclear System, which we refer to as “Euroclear,” in each case, as a participant in DTC. Euroclear and Clearstream will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream on the books of their respective depositaries, which in turn will hold such interests in customers’ securities in the depositaries’ names on DTC’s books.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the debt securities made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants, and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on one hand, and other participants in DTC, on the other hand, would also be subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the debt securities through these systems and wish on a particular day, to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchase or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

PLAN OF DISTRIBUTION

ExxonMobil may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

The prospectus supplement will state the terms of the offering of the debt securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such debt securities and the proceeds to be received by ExxonMobil, if any;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the debt securities may be listed.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any debt securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of debt securities, if any are purchased.

We may sell the debt securities through agents from time to time. The prospectus supplement will name any agent of ours involved in the offer or sale of the debt securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the debt securities from ExxonMobil at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Underwriters and agents may be entitled under agreements entered into with ExxonMobil to indemnification by ExxonMobil against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for ExxonMobil and its affiliates in the ordinary course of business.

Each series of debt securities will be a new issue of securities and will have no established trading market. Any underwriters to whom debt securities are sold for public offering and sale may make a market in the debt securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The debt securities may or may not be listed on a national securities exchange.

WHERE YOU CAN FIND MORE INFORMATION

ExxonMobil files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission under the Exchange Act. The Securities and Exchange Commission maintains a website at http://www.sec.gov that contains reports, proxy statements and other information that ExxonMobil files electronically with the Securities and Exchange Commission.

The Securities and Exchange Commission allows ExxonMobil to “incorporate by reference” information into this document. This means that ExxonMobil can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document.

This prospectus incorporates by reference the documents listed below and any future filings that ExxonMobil makes with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information in the documents or filings that is deemed to have been furnished and not filed), prior to the termination of the offering of debt securities under this prospectus.

Exxon Mobil Corporation Securities and Exchange Commission Filings	Period or date filed
Annual Report on Form 10-K	Fiscal year ended December 31, 2019

Current Reports on Form 8-K	March 3, 2020

Documents incorporated by reference are available from the Securities and Exchange Commission at the website listed above or from ExxonMobil without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone at the following address:

Exxon Mobil Corporation

Treasurer’s Department - Planning and Financial Markets

Attn: Bondholder Services

5959 Las Colinas Boulevard

Irving, Texas 75039-2298

Telephone: (972) 940-6000

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

Statements related to outlooks, projections, goals, targets, descriptions of strategic plans and objectives, and other statements of future events or conditions are forward-looking statements. Actual future results, including business and project plans, capacities, costs, and timing; capital spending; proceeds from asset sales; resource recoveries and production rates; asset carrying values; proved reserves; financing sources; the resolution of contingencies and uncertain tax positions; and the impact of new technologies, including to increase capital efficiency and production and to reduce greenhouse gas emissions, could differ materially due to a number of factors. These include global or regional changes in supply and demand for oil, gas, petrochemicals, feedstocks and other market conditions that impact prices and differentials; reservoir performance; the outcome of exploration projects and timely completion of development and construction projects; the impact of fiscal and commercial terms and the outcome of commercial negotiations or acquisitions; changes in law, taxes, or regulation including environmental regulations, and timely granting of governmental permits; war, trade agreements, shipping blockades or harassment, and other political, public health or security disturbances; opportunities for and regulatory approval of potential investments or divestments; the actions of competitors; the capture of efficiencies between business lines; unforeseen technical or operating difficulties; unexpected technological developments; the ability to bring new technologies to commercial scale on a cost-competitive basis, including large-scale hydraulic fracturing projects; general economic conditions including the occurrence and duration of economic recessions; the results of research programs; and other factors discussed in Item 1A of ExxonMobil’s 2019 Form 10-K. We assume no duty to update these statements as of any future date.

VALIDITY OF THE DEBT SECURITIES

The validity of the debt securities in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell LLP, New York, New York. Lisa K. Bork, Esq., ExxonMobil’s Executive Counsel – Corporate, will issue an opinion concerning certain matters relating to laws of the State of New Jersey.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

€4,500,000,000

€1,500,000,000 0.142% Notes due 2024

€1,000,000,000 0.524% Notes due 2028

€1,000,000,000 0.835% Notes due 2032

€1,000,000,000 1.408% Notes due 2039

Joint Book-Running Managers

Barclays	Deutsche Bank	HSBC	Société Générale Corporate & Investment Banking

BNP PARIBAS	BofA Securities	Citigroup	J.P. Morgan

Co-Managers

Banca IMI	Crédit Agricole CIB	Goldman Sachs & Co. LLC	Loop Capital Markets	Mizuho Securities	Morgan Stanley	RBC Capital Markets

Santander	Scotiabank	Siebert Williams Shank	SMBC Nikko	Standard Bank	Standard Chartered Bank	US Bancorp	Wells Fargo Securities

June 23, 2020